EXHIBIT 23.3
Consent of Independent Certified Public Accounting Firm
We have issued our reports dated March 13, 2009, with respect to the financial statements of Parkdale America, LLC for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, which are included in the Annual Report of Unifi, Inc. on Form 10-K/A for the year ended June 29, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Unifi, Inc. on Forms S-8 (File No. 33-23201, effective July 20, 1988; File No. 33-53799, effective June 13, 1994; File No. 333-35001, effective September 5, 1997; File No. 333-43158, effective August 7, 2000; File No. 333-156090, effective December 12, 2008) and on Form S-3 (File No. 333-140580; effective February 22, 2007).
/s/ Grant Thornton LLP
Charlotte, North Carolina
March 13, 2009